UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to Rule 14a-12

LANDMARK APARTMENT TRUST, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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Set forth below are copies of the following documents first distributed by Landmark Apartment Trust, Inc. on November 6, 2015.

•	Stockholder Communication; and

•	Stockholder Frequently Asked Questions

November 6, 2015

Dear Shareholder,

As you may already be aware, on October 22, 2015, Landmark Apartment Trust, Inc. announced that, following the approval of the Company’s Board of Directors, it entered into a definitive merger agreement to be acquired by Monument Partners, L.L.C., an affiliate of Starwood Capital Group and Milestone Apartments Real Estate Investment Trust (TSX: MST.UN). The total transaction value, including the assumption of the Company’s existing debt, is approximately $1.9 billion.

Pursuant to the terms of the Merger Agreement, each share of the Company’s outstanding common stock and each outstanding common unit of the Company’s operating partnership, Landmark Apartment Trust Holdings, LP, will be converted into the right to receive an amount in cash equal to $8.17, without interest. It is important to note that this per share payment is net of all transaction expenses incurred by the Company.

The Company expects to continue to pay its regular monthly dividend of $0.025 per share of common stock to holders of the Company’s common stock during the period between the signing and closing of the transaction. The Merger Agreement is subject to shareholder approval and customary closing conditions. If the closing conditions are satisfied, including receipt of shareholder approval, it is anticipated the transaction will close in the first quarter of 2016.

A copy of the Company’s press release announcing the Merger Agreement is being provided to you with this letter along with a set of questions and answers that you may have about the transaction. A copy of the proxy statement and other relevant materials relating to the Merger Agreement will be mailed directly to you or your financial advisor at a later date with specific instructions on how you can vote on the transaction.

The Company and the Board of Directors, with the assistance of independent advisors, undertook a thorough and comprehensive analysis of all strategic alternatives available to the Company. After careful consideration, the Board of Directors concluded that the merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the Company and its shareholders. The Board of Directors recommends you vote “FOR” approval of the merger and the Merger Agreement at a special meeting of shareholders to be held at a future date.

It has been a pleasure to serve as your Chief Executive Officer. On behalf of the Board of Directors and my team, and I would like to thank you for your cooperation and continued support.

Sincerely,

Stanley J. Olander, Jr.

Chief Executive Officer and President

Additional Information about the Proposed Transaction and Where to Find It

In connection with the proposed transaction, Landmark Apartment Trust, Inc. (the “Company”) expects to file with the Securities and Exchange Commission (the “SEC”) a proxy statement, which proxy statement will be mailed or otherwise disseminated to the Company’s stockholders when it becomes available. The Company also plans to file other relevant documents with the SEC regarding the proposed merger of the Company with and into Monument Partners, L.L.C. (the “Merger”). INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. You may obtain a free copy of the proxy statement and other relevant documents filed by the Company with the SEC (if and when they become available) at the SEC’s website at www.sec.gov. Copies of the documents filed by the Company (if and when they become available) will be available free of charge on its website at www.latapts.com, or by directing a written request to Landmark Apartment Trust, Inc. at 4901 Dickens Road, Suite 101, Richmond, Virginia 23230, Attention: Investor Relations.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. You can find information about the Company’s directors and executive officers in the Company’s definitive proxy statement filed with the SEC on April 23, 2015 in connection with its 2015 annual meeting of stockholders. Additional information regarding the interests of such potential participants will be included in the proxy statement and other relevant documents filed with the SEC if and when they become available. You may obtain free copies of these documents from the Company using the sources indicated above.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Frequently Asked Questions

Who is expected to acquire Landmark?

Landmark Apartment Trust, Inc. (the “Company”) and Landmark Apartment Trust Holdings, LP have entered into a definitive merger agreement to be acquired by Monument Partners, L.L.C., an affiliate of Starwood Capital Group and Milestone Apartments Real Estate Investment Trust, in exchange for the receipt by the Company’s shareholders of the cash purchase price of $8.17 per share.

What terms and conditions need to be met in order to close the transaction?

The completion of the merger is subject to customary closing conditions, including, among others, approval of the merger by shareholders holding a majority of our outstanding common stock and outstanding preferred stock, voting together as a single class, the accuracy of representations and warranties made by the Company and the buyer, performance of obligations under the merger agreement in all material respects, the absence of a material adverse effect on the Company and the receipt of a tax opinion from the Company’s outside counsel related to the status of the Company as a real estate investment trust.

Why did Landmark decide to sell?

The Company and our Board of Directors, with the assistance of independent advisors, undertook a thorough and comprehensive analysis of all strategic alternatives available to the Company, including a public offering and a listing of our shares of common stock. After careful consideration, our Board of Directors concluded that a sale as contemplated by the proposed transaction is in the best interests of the Company and its shareholders.

Will dividends continue to be paid until closing?

Landmark Apartment Trust expects to continue to pay its regular monthly dividend of $0.025 per share of common stock to holders of the Company’s common stock during the period between the signing and closing of the transaction.

What vote of shareholders must be voted to approve the merger?

The transaction is contingent on the approval by shareholders holding a majority of Landmark’s outstanding common stock and outstanding preferred stock, voting together as a single class. Your vote will be very important regardless of the number of shares you own. Please complete and return your proxy card when it is mailed to you.

What happens if the merger is not completed?

If the merger is not completed, Landmark will continue to execute on its business plan and operate on a standalone basis.

If shareholders do not approve the merger or if the merger is not completed for any other reason, shareholders will not receive any payment for their shares of common stock. Upon a termination of the Merger Agreement, under certain circumstances, we will be required to pay the buyer a termination fee of $20 million and/or reimburse up to $5 million of the buyer’s transaction expenses. If the buyer were not to perform and absent a default by the Company, the buyer will be required to pay the Company a termination fee of $50 million.

When will the proxy statement be mailed?

Management and its legal counsel are working diligently to prepare the proxy statement. We expect the proxy statement to be mailed to shareholders by as soon as early to mid-December 2015.

When will I receive my proxy card?

You should receive your proxy card within 3-5 business days after the proxy is mailed. Based on our current estimates regarding timing of mailing, receipt of the proxy cards should occur as soon as mid-December.

When is the vote?

A special meeting of the Company’s shareholders will be held to approve the transaction. The location, date and time of the special meeting is yet to be determined, although we currently expect the special meeting to be held in late January or early February, subject to the proxy statement being mailed by mid-December. We will provide specific details about the special meeting in the proxy statement.

Who is entitled to vote?

You must be a shareholder as of the record date for the special meeting in order to be eligible to vote on the transaction. The record date has not yet been established, but is anticipated to be sometime in early December.

How do I vote?

Voting instructions will be included in the proxy statement. Your financial advisor can assist you in filling out and casting your ballot.

Who will send the sales proceeds?

An exchange agent will be designated by the buyer to handle the payment and delivery of the sales proceeds. Following the closing of the transaction, the exchange agent will mail instructions to shareholders regarding the procedures to follow for the exchange of shares for the sale proceeds.

Can I stay invested in the new venture?

The sale of the Company is for cash and you will not have an option to stay invested in the new venture.

Why is it called a merger as opposed to a sale?

The transaction is called a merger due to the structure of the transaction, whereby Landmark’s operations will be combined with those of the buyer.

When will the merger be completed?

If the shareholders vote in favor of the merger, we expect the transaction to close in the first quarter of 2016.

Will there be an announcement when the merger is completed?

Following shareholder approval of the merger at the special meeting, a press release will be issued announcing the results of the meeting. Subsequent to this announcement, a press release will be issued once the merger has closed, which is expected to occur in the first quarter of 2016.

How soon before/after the merger is completed will I be notified?

Following the closing of the transaction, the exchange agent will mail to shareholders information regarding completion of the merger and the procedures to follow for the exchange of shares for the sale proceeds. Prior to receipt of these materials, you will be more likely to learn about the completion of the merger through a press release that we will issue upon its completion.

Is the merger a taxable event for me?

You will be treated as selling your stock for $8.17 per share in the merger. The amount of gain or loss you recognize will depend on when you purchased your shares and your tax basis in the shares. You are strongly urged to consult with your financial advisor as well as your tax advisor as to the specific tax consequences to you of selling your stock in the merger, including the applicability and effect of U.S. federal, state, local, foreign and other tax laws in your particular circumstance.

Will we receive a 1099 or K-1 in 2016 for this investment?

Landmark is treated for tax purposes as a real estate investment trust and, as such, you will receive a 1099 referencing your investment in Landmark.

Who should I contact if I have additional questions?

You can submit your questions to evelyn.infurna@icrinc.com or by phone 203-682-8265.

* * * * *

Additional Information about the Proposed Transaction and Where to Find It

In connection with the proposed transaction, Landmark Apartment Trust, Inc. (the “Company”) expects to file with the Securities and Exchange Commission (the “SEC”) a proxy statement, which proxy statement will be mailed or otherwise disseminated to the Company’s shareholders when it becomes available. The Company also plans to file other relevant documents with the SEC regarding the proposed merger of the Company with and into Monument Partners, L.L.C. (the “Merger”). INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. You may obtain a free copy of the proxy statement and other relevant documents filed by the Company with the SEC (if and when they become available) at the SEC’s website at www.sec.gov. Copies of the documents filed by the Company (if and when they become available) will be available free of charge on its website at www.latapts.com, or by directing a written request to Landmark Apartment Trust, Inc. at 4901 Dickens Road, Suite 101, Richmond, Virginia 23230, Attention: Investor Relations.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. You can find information about the Company’s directors and executive officers in the Company’s definitive proxy statement filed with the SEC on April 23, 2015 in connection with its 2015 annual meeting of stockholders. Additional information regarding the interests of such potential participants will be included in the proxy statement and other relevant documents filed with the SEC if and when they become available. You may obtain free copies of these documents from the Company using the sources indicated above.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.